Exhibit 10.2

AMENDMENT TO EXECUTIVE EMPLOYMENT AGREEMENT

This Amendment (“Amendment”) to that certain Executive Employment Agreement dated July 6, 2009 (“Agreement”), by and between Rick Rogala (“Executive”) and Nexstar Broadcasting, Inc. (“Company”) is hereby amended effective as of January 1, 2012 as follows:

1.           The second paragraph of the preamble is deleted in its entirety and replaced with the following:

“The Company desires to retain the services of Executive as Senior Vice President of Sales, and Executive desires to be employed by the Company in such capacity on the terms and conditions set forth in this Agreement.”

2.           Paragraph 1 of the Agreement is deleted in its entirety and replaced with the following:

“1.           Position and Duties.  Subject to the terms and conditions of this Agreement, during the term of this Agreement (which will commence on July 6, 2009), the Company will employ Executive.  Executive will serve as Senior Vice President of Sales.  In such position, Executive will perform such duties as are assigned to him from time to time by the Company’s chief executive officer (the “CEO”), the Co-Chief Operating Officer assigned direct oversight responsibility and/or its board of directors (the “Board”).  These duties shall include, but not be limited to: strategic development and growth of the Company’s overall core sales activities; review of, and development of, the Company’s sales policies and procedures to enhance the Company’s sales operations; and development of a long-term business sales strategy for the Company.  Executive will devote his best efforts to his employment with the Company and will devote substantially all of his business time and attention to the performance of his duties under this Agreement; provided that the foregoing will not preclude Executive from devoting reasonable time to the supervision of his personal investments, civic and charitable affairs, so long as such activities do not materially interfere with the performance of Executive's duties hereunder.”

3.           Paragraph 2 of the Agreement is deleted in its entirety and replaced with the following:

“2.           Term of Employment.     Unless terminated earlier as provided in Paragraph 3, the Company’s employment of Executive under this Agreement will continue until December 31, 2014, provided, however, that the term of employment under this Agreement will be automatically renewed for successive one-year periods (the first of which will commence on January 1, 2015) unless, at least ninety (90) days prior to the end of the then current term of employment under this Agreement, Executive or the Company gives written notice to the other of the notifying party’s intent not to renew the term of employment under this Agreement as of the end of the then current term.”

4.           Paragraph 4 is deleted in its entirety and replaced with the following:

“4.           Compensation.

(a) Base Salary.     During the term of this Agreement, Executive will be entitled to receive a base salary (“Base Salary”), to be paid ratably during each 12-month period under this Agreement on a basis consistent with other Company executives, at the annual rate specified below:

From January 1, 2012 through December 31, 2012                                                                                                $250,000
From January 1, 2013 through December 31, 2013                                                                                                $255,000
From January 1, 2014 through December 31, 2014                                                                                                $260,000

(b)           Bonus.

(i)           Executive will be entitled to receive quarterly and/or annual bonuses (any such payment a “Bonus”), in an amount, if any, up to the targeted amounts specified below [or in excess of such amounts, as the CEO, with the approval of the Compensation Committee of the Company’s board of directors (the “Compensation Committee”), may determine is appropriate], prorated for any partial fiscal quarter or year during which Executive is employed by the Company pursuant to this Agreement, to be determined by the CEO, with the approval of the Compensation Committee.

Quarterly Bonus amounts for the 2012 fiscal year:  $20,000 per quarter
Annual Bonus amount for the 2012 fiscal year:  $70,000

Quarterly Bonus amounts for the 2013 fiscal year:  $22,500 per quarter
Annual Bonus amount for the 2013 fiscal year:  $72,500

Quarterly Bonus amounts for the 2014 fiscal year:  $25,000 per quarter
Annual Bonus amount for the 2014 fiscal year:  $75,000

(ii)           Any Bonus shall be calculated, based on, among other things, Executive’s achievement of the quarterly and annual developmental revenue targets as set by the CEO or COO; achievement of the Company’s quarterly and annual new business revenue goals; focused targeted, specific market revenue achievement; and achievement of the Company’s quarterly and annual core revenue budgets (“core” shall be defined as local plus national revenue as reported on the Company’s financial statements) to be calculated using a comprehensive matrix consistent with the Company’s usual practices.  The specific quarterly and annual goals for the above components will be established in writing prior to the commencement of each fiscal year.”

(iii)           Each quarterly Bonus, if granted by the CEO and/or COO, will be paid in a single payment within thirty (30) days after the submission of the Company’s quarterly financial reports to the Securities and Exchange Commission (or if no SEC filings are required, after submission of the Company’s quarterly financial reports to the Company’s Board.  Each annual Bonus, if granted by the CEO and/or COO will be paid in a single payment within thirty (30) days after the independent certified public accountants regularly employed by the Company have made available to the Company the audited financial statements for the appropriate fiscal year.

(c)           All payments under this Agreement will be subject to withholding or deduction by reason of the Federal Insurance Contribution Act, Federal income tax, state income tax and all other applicable laws and regulations.

5.           Headings.  The headings in the Paragraphs of this Amendment are inserted for convenience only and will not constitute a part of this Agreement.

6.           Severability.  The parties agree that if any provision of this Amendment is under any circumstances deemed invalid or inoperative, the Amendment will be construed with the invalid or inoperative provision deleted, and the rights and obligations of the parties will be construed and enforced accordingly.

7.           Governing Law.  This Amendment is governed by and construed in accordance with the internal law of the State of Delaware without giving effect to any choice of law or conflict provision or rule that would cause the laws of any jurisdiction other than the State of Delaware to be applied.

8.           Amendment; Modification.  This Amendment may not be amended, modified or supplemented other than in a writing signed by the parties hereto.

9.           Entire Agreement.  The Agreement as amended by this Amendment is hereby ratified in full and embodies the entire agreement between the parties hereto with respect to Executive’s employment with the Company, and there have been and are no other agreements, representations or warranties between the parties regarding such matters.

10.           Counterparts.  This Amendment may be executed in two or more counterparts, each of which will be deemed an original, but all of which together will constitute but one and the same instrument.

[Signature Page Follows]

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed as of the day and year written below.

/s/ Rick Rogala	/s/ Perry A. Sook
Executive	President & Chief Executive Officer
Nexstar Broadcasting, Inc.
Date: December 2, 2011	Date: December 5, 2011